EXHIBIT 97

MONSTER BEVERAGE CORPORATION

CLAWBACK POLICY

EFFECTIVE DECEMBER 1, 2023

1.

Purpose. The purpose of this Monster Beverage Corporation (the “Company”) Clawback Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (“Nasdaq”) (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2.

2.	Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below.

a.	“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

b.

“Accounting Restatement Date” means the earlier to occur of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.

“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

d.	“Board” means the board of directors of the Company.

e.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

f.

“Covered Executive Officer” means any current or former “Section 16 Officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act. Covered Executive Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

g.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

h.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure, including, but not limited to, the Company’s stock price, total shareholder return (TSR), operating income, earnings per share (EPS), revenues, net income, and earnings before interest, taxes, depreciation and amortization (EBITDA). A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.”

i.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that fiscal period.

3.

Administration. This Policy shall be administered by the Board. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Board is authorized and directed to consult with committees of the Board as may be necessary or appropriate as to matters within the scope of such committee’s responsibility and authority. Subject to any limitation at applicable law, the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

4.

Application. This Policy applies to all Incentive-Based Compensation received by a Covered Executive Officer on or after October 2, 2023: (i) after beginning service as a Covered Executive Officer; (ii) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iii) while the Company had a listed class of securities on a national securities exchange; and (iv) during the Applicable Period.  For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.  In the event of any inconsistency between this Policy and the terms of any employment agreement or other similar agreement to which a Covered Executive Officer is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of this Policy shall govern.

5.

Recovery Requirement. In the event of an Accounting Restatement, the Company must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Board in its sole and absolute discretion, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

a.

The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Board must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;

b.

Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Board must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or

c.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

6.

Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying, paying or reimbursing any Covered Executive Officer against the (i) loss of any Erroneously Awarded Compensation or (ii) cost of purchasing insurance to cover any such loss. The Company is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

7.

Required Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws, including disclosures required by U.S. Securities and

Exchange Commission filings. A copy of this Policy and any amendments hereto shall be filed as an exhibit to the Company’s annual report on Form 10-K.

8.

Acknowledgement. Each Covered Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.

Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

10.

Effective Date. This Policy shall be effective as of December 1, 2023.  The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to such date.

11.

Other Recovery Obligations; General Rights. The Board intends that this Policy shall be applied to the fullest extent of the law. This Policy shall neither limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law nor shall serve in lieu of any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any compensation plan, program or agreement under which any compensation has been (or will be) granted, awarded, earned or paid, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

MONSTER BEVERAGE CORPORATION

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Monster Beverage Corporation (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER
Signature
Print Name
Date